Exhibit T3B.36
LIMITED LIABILITY COMPANY AGREEMENT
OF
NAMEKEEPERS LLC
          LIMITED LIABILITY COMPANY AGREEMENT dated as of May 26, 2000, by and among The CIT Group/Equipment Financing, Inc. (the “Initial Member”) and any person hereafter admitted to the Company pursuant hereto (collectively with the Initial Member, the “Members”).
Preliminary Statement
          The Initial Member desires to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §§18-101, et seq., as amended from time to time (the “Delaware Act”).
          Accordingly, in consideration of the promises made herein, the party hereto hereby agrees as follows:
          1. Name. The name of the Company is “Namekeepers LLC”
          2. Purpose. The Company has been organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Delaware Act.
          3. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is CT Corporation System, 1209 Orange Street, County of New Castle, City of Wilmington, State of Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is CT Corporation System, 1209 Orange Street, County of New Castle, City of Wilmington, State of Delaware 19801.
          4. Members. The name and the address of the Initial Member is as follows:

Name	Address

The CIT Group/Equipment	650 CIT Drive
Financing, Inc.	Livingston, NJ 07039
          5. Management of the Company. The business and affairs of the Company shall be managed by the Officers, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything deemed necessary or appropriate to carry on the business and purposes of the Company.

     The Officers shall initially be comprised of the following persons who shall serve until the Members shall appoint one or more successors, subject to the earlier of his/her death, resignation or removal:

Robert J. Merritt	Chief Executive Officer and President

John Fall	Senior Vice President, General Counsel and Secretary

William J. O’Mara	Senior Vice President, Treasurer & Controller
          6. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earlier to occur of: (a) determination by the Initial Member; and (b) the death, bankruptcy or dissolution of the Initial Member.
          7. Initial Capital Contributions; Percentage Interests. Each Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. The capital account (the “Capital Account”) of each Member shall be in an amount equal to such Member’s initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of appreciation and depreciation and other appropriate items. The “Percentage Interests” of the Members in the Company are determined for each Member of the Company by dividing the amount of each Member’s Capital Account by the aggregate Capital Accounts of all Members. The sum of the Percentage Interests shall equal 100 percent.
          8. Additional Contributions. No Member shall have any obligation to make additional capital contributions to the Company.
          9. Tax Matters. The Initial Member intends that the Company not be treated as an association for Federal income tax purposes. If there shall be any Members other than the Initial Member, the Company shall maintain a capital account for each Member in accordance with Treasury Regulation Section 1.704-1(b). The Company’s taxable income and tax losses shall be allocated pro rata based on Percentage Interests. The Initial Member shall act as the “tax matters partners” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.
          10. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Officers. Notwithstanding the foregoing, distributions made in connection with a sale of all or substantially all the Company’s assets or a liquidation of the Company shall be made in accordance with the capital account balances of the Members within the time period set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(B)(3).
          11. Admission of Additional or Substitute Members. The Company may admit substitute members or additional members at the Officers’ discretion.
          12. Liability of the Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Delaware Act.
          13. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any Member.
          14. Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.
          15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles of such State.
          16. Amendments. This Agreement may be amended only by written instrument executed by the Members.
          IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the 25th day of May, 2000.

NAMEKEEPERS LLC

By:	The CIT Group/Equipment Financing, Inc., as Initial Member

	By:	/s/ John Fall
		Name:	JOHN FALL
		Title:	Senior Vice President, General Counsel & Secretary